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                      June 14, 2023

       David Day
       Chief Financial Officer
       Magnite, Inc.
       1250 Broadway,
       15th Floor,
       New York, New York 10001

                                                        Re: Magnite, Inc.
                                                            Form 10-K for
period ended December 31, 2022 filed on February 22, 2023
                                                            File No. 001-36384

       Dear David Day:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Technology